As filed with the Securities and Exchange Commission on December 29, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

Form F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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Gol Linhas Aéreas Inteligentes S.A.
(Exact name of Registrant as specified in its charter)

Gol Intelligent Airlines Inc.
(Translation of Registrant’s name into English)

Federative Republic of Brazil (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

Praça Comandante Linneu Gomes, S/N Portaria 3,
04626-020 São Paulo, São Paulo
Federative Republic of Brazil
Attention: Investor Relations
(+55 11 2128-4000)

Address,  including zip code,  and telephone number,  including area code,  of registrant’s principal executive offices)

_______________

Puglisi & Associates
850 Library Avenue,  Suite 204
Newark,  Delaware, 19711
(302-738-6680)

(Name,  address,  including zip code,  and telephone number,  including area code,  of agent for service)

_______________

With copies to:

Tobias Stirnberg,  Esq.
Milbank Tweed Hadley & McCloy LLP
Rua Colombia 325
01438-000 São Paulo,  Brazil

Approximate date of commencement of proposed sale to the public:   From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box.  [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  [x]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  [ ]

CALCULATION OF FEE TABLE
Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Preferred shares, no par value(1)	(2)(3)	(2)

(1)  Includes preferred shares that may be offered and sold in the United States, including preferred shares in the form of American Depositary Shares, each of which represents one preferred share of the Registrant and which are evidenced by American Depositary Receipts.  The American Depositary Shares have been registered under a separate registration statement on Form F-6 (Registration No. 333-175973).

(2)  An indeterminate amount of preferred shares to be offered at indeterminate prices is being registered pursuant to this registration statement. The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is omitting this information in reliance on Rule 456(b) and Rule 457(r).

(3) No separate consideration will be received for the preferred share rights or the American Depositary Share rights.

Rights Offering of up to 5,144,779 Preferred Shares,
Including Preferred Shares in the form of American Depositary Shares

________________________

In this rights offering, Gol Linhas Aéreas Inteligentes S.A., or the Registrant, is offering:

•         holders of American depositary shares, or ADSs, each representing one preferred share of the Registrant, preemptive rights to subscribe for new ADSs; and

•         holders of its preferred shares preemptive rights to subscribe for new preferred shares.

Offering to holders of ADSs

We will grant 0.049809051 non-transferable ADS right for every ADSs you own of record on January 3, 2012.  One ADS right will entitle you to purchase one new ADS at an estimated price of US$13.02 per ADS, which is the ADS subscription price of R$22.00 per ADS, converted into U.S. dollars at the Brazilian Central Bank (Banco Central do Brasil), or Central Bank, buying rate of R$1.8585 per US$1.00 on December 27, 2011, plus certain fees and expenses as described in this prospectus.  You will also have the opportunity to purchase additional ADSs in the proportions described in this prospectus at the same price if not all of the preferred share rights and ADS rights are exercised.  You will bear the risk of exchange rate fluctuations between the U.S. dollar and the Brazilian real relating to the exercise of your ADS rights and will have to pay an ADS issuance fee and financial transaction taxes in Brazil.  Rights to subscribe for ADSs will expire at 5:00 p.m. (New York City time) on January 20, 2012.

Offering to holders of preferred shares

We will grant 0.049809051 transferable preferred share right for every preferred shares you own of record on December 26, 2011.  One preferred share right will entitle you to purchase one new preferred share at R$22.00 per preferred share.  We will reoffer unsubscribed preferred shares and you will have the opportunity to purchase additional preferred shares in the proportions described in this prospectus at the same price if not all of the preferred share rights and ADS rights are exercised.  You will have to pay financial transaction taxes in Brazil.  Rights to subscribe for preferred shares will expire at 6:00 p.m. (São Paulo time) on January 26,  2012.   The unsubscribed preferred shares may be offered to the public in Brazil.

________________________

The ADSs trade on the New York Stock Exchange, or NYSE, under the symbol “GOL.”  The preferred shares trade on the São Paulo Stock Exchange, or BM&FBOVESPA, under the symbol “GOLL4.”  On December 27, 2011, the last reported sale price of the ADSs on the NYSE was US$6.78 per ADS and the last reported sale price of the preferred shares on the BM&FBOVESPA was R$12.69 per preferred share.

See “Risk Factors” beginning on page 6 to read about factors you should consider before investing in the preferred shares or the ADSs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

We expect to deliver the new ADSs and preferred shares purchased through the exercise of rights on or as soon as practicable after February 27 and 28, 2012, respectively.

The date of this prospectus is December 29, 2011.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information that is different from the information contained in this prospectus.  This document may only be used where it is legal to sell the securities offered hereunder.  The information in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of the notes occurs.

________________________

In this prospectus, we use the terms “the Registrant” to refer to Gol Linhas Aéreas Inteligentes S.A., “Gol” to refer to Gol Transportes Aéreos S.A. and “we,” “us” and “our” to refer to the Registrant and Gol together, except where the context requires otherwise.  References to “preferred shares” and “ADSs” refer to non-voting preferred shares of the Registrant and American depositary shares representing those preferred shares, respectively, except where the context requires otherwise.

(v)

Where You Can Find More Information

We have filed with the Securities and Exchange Commission, which we refer to as the Commission, a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act of 1933, as amended (“Securities Act”).  This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement.  For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement.  If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed.  Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the U.S. Securities Exchange Act of 1934, which is also known as the Exchange Act.  Accordingly, we are required to file reports and other information with the Commission, including annual reports on Form 20-F and reports on Form 6-K.  You may inspect and copy reports and other information to be filed with the Commission at the public reference facilities maintained by the Commission at 100 F. Street, N.E, Washington D.C. 20549 and at the Commission’s regional offices at 500 West Madison Street, Suite 1400, Chicago Illinois 60661, and 233 Broadway, New York, New York 10279.  Copies of the materials may be obtained from the Public Reference Room of the Commission at 100 F. Street, N.E, Washington, D.C. 20549 at prescribed rates.  The public may obtain information on the operation of the Commission’s Public Reference Room by calling the Commission in the United States at 1-800-SEC-0330.  In addition, the Commission maintains an internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials.

As a foreign private issuer, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act. For example, we are not required to prepare and issue quarterly reports, and we are exempt from the Exchange Act rules regarding the provision and control of proxy statements and regarding short‑swing profit reporting and liability. However, we furnish our shareholders with annual reports containing financial statements audited by our independent auditors and make available to our shareholders a free translation of our quarterly reports containing unaudited financial data (ITR) for the first three quarters of each fiscal year, which is filed with the Brazilian Securities Commission (Comissão de Valores Mobiliários - CVM) and furnished to the SEC under Form 6-K. We furnish quarterly financial statements with the SEC within two months of the end of the first three quarters of our fiscal year, and we file annual reports on Form 20-F within the time period required by the SEC, which is currently four months from December 31, the end of our fiscal year.

Incorporation by Reference

The Commission allows us to “incorporate by reference” the information we submit to it, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus.  Information that we submit to the Commission in the future and incorporate by reference will automatically update and supersede the previously submitted information.  We incorporate herein by reference the documents listed below that we have submitted to the Commission:

•         Annual Report on Form 20-F for the year ended December 31, 2010, as amended on September 8, 2011;

•         Our Current Report on Form 6-K dated November 14, 2011 (free translation of our consolidated unaudited interim financial information for the period ended September 30, 2011, except for the report on review of interim information issued by our independent accountant which is not incorporated by reference herein);

•         Our Current Report on Form 6-K dated November 14, 2011 (traffic information for October 2011);

•         Our Current Report on Form 6-K dated December 7, 2011 (strategic alliance with Delta Air Lines);

•         Our Current Report on Form 6-K dated December 12, 2011 (traffic information for November 2011); and

•         Our Current Report on Form 6-K dated December 22, 2011 (board minutes approving the capital increase, including the valuation report prepared by Apsis Consultoria Empresarial Ltda.).

We incorporate by reference in this prospectus all subsequent annual reports filed with the Commission on Form 20-F under the Securities Exchange Act of 1934 and those of our reports submitted to the Commission on Form 6-K that we specifically identify in such form as being incorporated by reference until this offering has been terminated.

(vi)

As you read the above documents, you may find inconsistencies in information from one document to another.  If you find inconsistencies, you should rely on the statements made in the most recent document.  All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents we have incorporated by reference.

You may obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Gol Linhas Aéreas Inteligentes S.A.

Praça Comandante Linneu Gomes, S/N, Portaria 3,

04626-020, São Paulo, São Paulo

Brazil

Telephone +55 11 2128-4000

We will send the depositary a copy of all notices that we give relating to meetings of our shareholders or to distributions to shareholders or the offering of rights and a copy of any other report or communication that we make generally available to our shareholders.  The depositary will make all these notices, reports and communications that it receives from us available for inspection by registered holders of ADSs at its office.  The depositary will mail copies of those notices, reports and communications to holders if we ask the depositary to do so and furnish sufficient copies of materials for that purpose.

WHERE YOU CAN FIND INFORMATION ABOUT THE RIGHTS OFFERING

The terms and procedures of the rights offering are described in this prospectus under “Summary of the Rights Offering” and “The Rights Offering.”  You may refer any questions regarding the rights offering to MacKenzie Partners, Inc., our information agent:

MacKenzie Partners,  Inc.

105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect:  (212) 929-5500
or
Toll-Free:  (800) 322-2885

You may obtain copies of this prospectus and the documents incorporated by reference without charge from the information agent.

(vii)

Special Note About Forward-Looking Statements

This prospectus and the documents incorporated by reference herein include forward-looking statements.  We have based these forward-looking statements largely on our current beliefs, expectations and projections about future events and financial trends affecting our business.  Many important factors, in addition to those discussed elsewhere in this prospectus and those discussed in our Annual Report on Form 20-F for the year ended December 31, 2010 which is incorporated by reference herein, could cause our actual results to differ substantially from those anticipated in our forward-looking statements, including, among other things:

•         general economic, political and business conditions in Brazil and in other South American and Caribbean markets we serve;

•         the effects of global financial markets and economic crises;

•         management’s expectations and estimates concerning our future financial performance and financing plans and programs;

•         our level of fixed obligations;

•         our capital expenditure plans;

•         our ability to obtain financing on acceptable terms;

•         inflation and fluctuations in the exchange rate of the real;

•         existing and future governmental regulations, including air traffic capacity controls;

•         increases in fuel costs, maintenance costs and insurance premiums;

•         changes in market prices, customer demand and preferences and competitive conditions;

•         cyclical and seasonal fluctuations in our operating results;

•         defects or mechanical problems with our aircraft;

•         our ability to successfully implement our strategy;

•         developments in the Brazilian civil aviation infrastructure, including air traffic control, airspace and airport infrastructure, and

•         the risk factors discussed under “Risk Factors.”

The words “believe,” “may,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify forward-looking statements.  Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition.  Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update publicly or to revise any forward-looking statements after we distribute this prospectus because of new information, future events or other factors.  In light of the risks and uncertainties described above, the forward‑looking events and circumstances discussed in this prospectus might not occur and are not guarantees of future performance.

(viii)

Summary of the Rights Offering

Overview

On December 7, 2011 Fundo de Investimento em Participações Volluto, our controlling shareholder, and Delta Air Lines Inc., or Delta, entered into an investment agreement providing for the sale of 8,300,455 preferred shares in the form of ADSs owned by our controlling shareholder to Delta at a price per share equivalent to R$22.00. Our controlling shareholder will use the entire net proceeds from the sale of preferred shares to Delta to subscribe for new common and preferred shares (in this rights offering) issued by us at the same price per share paid by Delta. For more information on the Delta investment and our strategic alliance with Delta see our Current Report on Form 6-K dated December 7, 2011 (strategic alliance with Delta Air Lines), incorporated herein by reference.

On December 21, 2011, in order to implement the Delta investment, our board of directors approved a capital increase of up to R$295.8 million, equivalent to up to 6,825,470 common shares and 6,619,765 preferred shares at a subscription price of R$22.00 per share, with a minimum aggregate subscription amount of R$182.6 million. Our controlling shareholder has already subscribed for 6,825,469 common shares and 1,474,986 preferred shares, using the funds received from Delta to pay in for those shares. The shares subscribed by our controlling shareholder already provide for a subscription amount at least equal to the minimum aggregate subscription amount.

According to Brazilian law, the issuance of common and preferred shares triggers preemptive rights of our existing shareholders.  Although we are not obligated under the existing arrangements to extend the preemptive rights to U.S. holders of its preferred shares and ADSs, we have voluntarily elected to register this rights offering with the Securities and Exchange Commission (SEC), in order to enable U.S. holders to participate in the rights offering.

We are offering up to 5,144,779 preferred shares, in the form of preferred shares or ADSs, in this preemptive rights offering to holders of our preferred shares and ADSs.

Offering to Holders of ADSs

ADS rights offering

You will receive 0.049809051 ADS right for every ADS you hold on the ADS record date (as defined below). One ADS right will entitle you to purchase one new ADS. You will only receive a whole number of ADS rights.

Additional ADSs

If you are exercising ADS rights, you may subscribe for additional ADSs in excess of the number of ADSs that your ADS rights entitle you to purchase. You must indicate the number of additional ADSs for which you wish to subscribe and pay the estimated ADS subscription payment in U.S. dollars for these additional ADSs when you exercise your ADS rights in the initial ADS rights exercise period. Following the expiration of the initial preferred share rights exercise period, to the extent unsubscribed preferred shares are reoffered to the depositary in one reoffering round, you may be allocated your pro rata portion of additional ADSs available based on the percentage of unsubscribed preferred shares allocated to the depositary. If the number of additional ADSs available is not sufficient to satisfy your subscription in full, the estimated ADS subscription payment related to any additional ADSs not delivered will be returned to you without interest. We cannot guarantee that you will receive any of the additional ADSs for which you subscribe.

1

If any preferred shares remain unsubscribed following the reoffering round, we may auction these shares on the BM&FBOVESPA or reduce the size of this rights offering. Holders of our preferred shares in Brazil will have the opportunity to condition their participation in the rights offering and the number of preferred shares to which they will subscribe to the capital increase not being reduced. This opportunity will not be granted to U.S. persons (as defined in Regulation S under the Securities Act), ADS holders or holders of our preferred shares in the United States. See “The Rights Offering — Offering to Holders of Preferred Shares — Reoffering of Unsubscribed Preferred Shares.”

Subscription Card	Our information agent will send to each record holder of ADSs a subscription card indicating the number of ADS rights the holder owns.
ADS record date	January 3, 2012.
ADS subscription price	R$22.00 per ADS, equivalent to the subscription price per preferred share. You must pay the ADS subscription price in U.S. dollars.

In order to exercise your ADS rights, you must pay to the ADS rights agent the estimated ADS subscription payment of US$13.02 per ADS, which is the ADS subscription price of R$22.00 per ADS, converted into U.S. dollars at the Central Bank buying rate of R$1.8585 per US$1.00 on December 27, 2011, plus an additional 10%, representing an allowance for potential fluctuations in the exchange rate between the Brazilian real  and the U.S. dollar, currency conversion expenses, ADS issuance fees of the depositary of US$0.01 per ADS held on the ADS Record Date and financial transaction taxes in Brazil. When you exercise your ADS rights, you must also pay the ADS rights agent US$13.02 per ADS for any additional ADSs that you wish to subscribe for should any unsubscribed preferred shares be reoffered to the depositary after the expiration of the initial preferred share rights exercise period. You will bear the risk of all exchange rate fluctuations relating to the exercise of ADS rights.

If the deposit amount is insufficient to cover the actual ADS subscription price in reais  plus conversion expenses, ADS issuance fees and financial transaction taxes for ADSs you are subscribing for or are allocated, the ADS rights agent will pay the deficiency. You must reimburse the ADS rights agent for the amount of any deficiency financed by the ADS rights agent prior to your receiving any new ADSs.

If the deposit amount is greater than the actual ADS subscription price plus conversion expenses, ADS issuance fees and financial transaction taxes for ADSs you are subscribing for or are allocated, the ADS rights agent will refund you the excess without interest.

See “Taxation – Material Brazilian Tax Considerations – Tax on Foreign Exchange Transactions” and “Taxation – Material Brazilian Tax Considerations – Tax on Transactions Involving Bonds and Securities” for more information regarding financial transaction taxes for ADSs

Initial ADS rights exercise period	From January 4, 2012 through 5:00 p.m. (New York City time) on January 20, 2012.
Procedure for exercising ADS rights

If you hold ADSs directly, you may exercise your ADS rights during the exercise period by delivering a properly completed subscription card and full payment of the estimated ADS subscription payment for the new ADSs to the ADS rights agent prior to 5:00 p.m. (New York City time) on January 20, 2012.

2

If you hold ADSs through The Depository Trust Company, you may exercise your ADS rights by timely delivering to the ADS rights agent completed subscription instructions through DTC’s PSOP Function on the “agent subscriptions over PTS” procedure accompanied by payment in full of the estimated ADS subscription price.

If you are a beneficial owner of ADSs and wish to exercise your ADS rights, you should timely contact the securities intermediary through which you hold ADS rights to arrange for their exercise and for the payment of the estimated ADS subscription price in U.S. dollars.

We provide more details on how to exercise ADS rights under “The Rights Offering — Offering to ADS Holders.”
Exercise of ADS rights irrevocable	The exercise of ADS rights is irrevocable and may not be canceled or modified.
Withdrawal of Registration Statement

We may, at any time prior to the Initial Settlement Date, withdraw the registration statement of which this prospectus is a part of, in which event this offer of ADS rights will become null and void and any ADS subscription payment already tendered will be returned to you in U.S. dollars without interest.

Unexercised rights	If you do not exercise your ADS rights within the initial ADS rights exercise period, they will expire and you will have no further rights.
Listing	The ADSs are listed on the NYSE under the symbol “GOL.” The ADS rights are not transferable.
ADS rights agent	Citibank, N.A.
Depositary	Citibank, N.A.
Delivery of new ADSs	Citibank, N.A. will deliver the new ADSs subscribed in the rights offering as soon as practicable after receipt of the underlying new preferred shares by the custodian.
ADS issuance fee

Subscribing holders will be charged an ADS issuance fee of US$0.01 per ADS held on the ADS Record Date, payable to the depositary. The ADS rights agent will deduct the ADS issuance fee from the estimated ADS subscription payment in respect of each holder’s subscription.

New ADSs

Your specific rights in the new ADSs and in the preferred shares underlying the new ADSs are set out in a deposit agreement among us, Citibank, N.A., as depositary, and the owners and beneficial owners of ADSs. To understand the terms of the ADSs, you should read the deposit agreement, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

For additional information regarding the rights offering to holders of our ADSs, see “The Rights Offering — Offering to ADS Holders” which also includes a summary timetable containing some important dates relating to the ADS rights offering.

Offering to Holders of Preferred Shares

Preferred share rights offering

You will receive 0.049809051 preferred share right for every preferred share you hold on the preferred share record date (as defined below). One preferred share right will entitle you to purchase one new preferred share. We will only issue whole numbers of preferred share rights. We will not issue any fractional preferred shares.

Additional preferred shares

If you are exercising preferred share rights, you may indicate an interest in purchasing additional preferred shares in excess of the number of preferred shares that your preferred share rights entitle you to purchase. Following the expiration of the initial preferred share rights exercise period, we will reoffer any unsubscribed preferred shares in one reoffering round to those holders that indicated an interest in purchasing additional preferred shares. You will then have an opportunity to purchase your pro rata portion of the additional preferred shares at the preferred share subscription price.

If any preferred shares remain unsubscribed following the reoffering round, we may auction these shares on the BM&FBOVESPA or reduce the size of this rights offering. Holders of our preferred shares in Brazil will have the opportunity to condition their participation in the rights offering and the number of preferred shares to which they will subscribe to the capital increase not being reduced. This opportunity will not be granted to U.S. persons (as defined in Regulation S under the Securities Act), ADS holders or holders of our preferred shares in the United States. See “The Rights Offering — Offering to Holders of Preferred Shares — Reoffering of Unsubscribed Preferred Shares.”

Preferred share record date	December 26, 2011.
Preferred share subscription price	R$22.00 per share.
Preferred share rights exercise period	From December 27, 2011 through 6:00 p.m. (São Paulo time) on January 26, 2012.
Procedure for exercising preferred share rights

You may exercise your preferred share rights by delivering, or causing your broker to deliver, to custodian (which may be Banco Itaú Unibanco S.A. or Central Depositária de Ativos of BM&FBOVESPA), a properly completed subscription form and full payment of the preferred share subscription price for the new preferred shares being purchased.

Exercise of share rights irrevocable	The exercise of preferred share rights is irrevocable and may not be canceled or modified.
Withdrawal of Registration Statement

We may, at any time prior to the Initial Settlement Date, withdraw the registration statement of which this prospectus is a part of, in which event this offer of preferred shares rights will become null and void.

Unexercised rights	If you do not exercise your preferred share rights within the preferred share rights exercise period, they will expire and you will have no further rights.
Transferability

You may transfer all or any portion of your preferred share rights. If you transfer or sell your preferred share rights, you will have no further right to purchase new preferred shares in the preferred share rights offering with respect to the preferred share rights transferred or sold.

Listing	The preferred shares are listed on the BM&FBOVESPA under the symbol “GOLL4.” The preferred share rights are transferable and may be listed on the BM&FBOVESPA.
Ratification of the capital increase

On December 21, 2011, our board of directors authorized a capital increase in an aggregate amount of up to R$295,795,170 with a minimum aggregate amount of R$182,610,010. We will issue the new preferred shares subscribed in this rights offering following ratification of the capital increase by our board of directors at a meeting that is expected to be held on or about February 20, 2012.

Delivery of new shares	We expect to deliver the new preferred shares subscribed in this rights offering on or about February 27, 2012.

For additional information regarding the rights offering to holders of our preferred shares, see “The Rights Offering — Offering to Holders of Preferred Shares” which also contains a summary timetable containing some important dates relating to the preferred shares rights offering.

Risk Factors

An investment in our preferred shares and ADSs involves a high degree of risk.  Our Annual Report on Form 20‑F for the year ended December 31, 2010, as amended, which is incorporated by reference herein, describes the risks with respect to our company, the airline industry and our operating environment, particularly Brazil, and the risks with respect to our ADSs and our preferred shares.  You should carefully consider these risks and the ones set forth below before making your investment decision.  Our business, financial condition and results of operations could be materially and adversely affected by any of these risks.  The trading price of our preferred shares or ADSs could decline due to any of these risks or other factors, and you may lose all or part of your investment.  These risks are those that we currently believe may materially affect us.

Risks Related to the Rights Offering

If you do not exercise all of your rights in this rights offering, you will suffer dilution of your percentage ownership of our preferred shares and ADSs.

To the extent that you do not exercise your rights to subscribe for new preferred shares and ADSs, your proportionate ownership in our company will be reduced accordingly, and the percentage that your original preferred shares or ADSs represents of our increased capital stock after exercise of the rights will be disproportionately reduced.

ADS holders will be subject to exchange rate and other risks if they participate in this rights offering.

The ADS subscription price has been set at R$22.00 per ADS but must be paid by ADS holders to the ADS rights agent in U.S. dollars.  The U.S. dollar payment of US$13.02 per ADS, which is the ADS subscription price of R$22.00 per ADS, converted into U.S. dollars at the Central Bank  buying rate of R$1.8585 per US$1.00 on December 27, 2011, plus an additional 10%, representing an allowance for potential fluctuations in the exchange rate between the Brazilian real  and the U.S. dollar, currency conversion expenses, ADS issuance fees of the depositary of US$0.01 per ADS held on the ADS Record Date and financial transaction taxes in Brazil.

The ADS rights agent will make the conversion from U.S. dollars into reais at any commercially reasonably rate in order to pay the subscription price for the preferred share rights underlying the ADS rights.  If there is a deficiency in U.S. dollars because the U.S. dollar to real exchange rate at the time of actual conversion is lower than it was at the time of subscription, then the holder will have to pay the amount of any deficiency, including expenses, and will not receive any new ADSs subscribed for until this deficiency is paid.

An ADS holder must subscribe for any additional ADSs that it wishes to purchase, as a result of an under‑subscription of the preferred shares underlying the ADSs in this rights offering, when it subscribes for the ADSs to which its rights entitle it during the initial ADS rights exercise period.  The ADS holder must also pay the subscription price for these additional ADSs during the initial ADS rights exercise period.  The holder will not know at this time whether any additional ADSs will be available to purchase after the expiration of the initial ADS rights exercise period, and we cannot guarantee that ADS holders will receive any of the additional ADSs for which they subscribe.  The U.S. dollar amount that ADS holders pay for these additional ADSs will only be converted into reais after any reoffering round, to the extent preferred shares underlying the ADSs are reoffered to the depositary.  Therefore, the U.S. dollar amount that ADS holders pay for additional ADSs will be exposed to the risk of exchange rate fluctuations for a longer period of time than the U.S. dollar amount that those holders pay for the ADSs to which their rights entitle them to purchase in the initial ADS rights exercise period.

Exchange Rates

The Brazilian foreign exchange system allows the purchase and sale of foreign currency and the international transfer of reais by any person or legal entity, regardless of the amount, subject to certain regulatory procedures.  The Brazilian currency has during the last decades experienced frequent and substantial variations in relation to the U.S. dollar and other foreign currencies.  Between 2000 and 2002 the real depreciated  significantly against the U.S. dollar, reaching an exchange rate of R$3.53 per US$1.00 at the end of 2002. Between 2003 and mid-2008, the real  appreciated significantly against the U.S. dollar due to the stabilization of the macro-economic environment and a strong increase in foreign investment in Brazil, with the exchange rate reaching R$1.56 per US$1.00 in August 2008.  With the crisis in the global financial markets beginning in mid-2008, the real  depreciated 31.9% against the U.S. dollar over the year 2008, reaching R$2.34 per US$1.00 on December 31, 2008.  Since 2009, the real appreciated against the U.S. dollar and on December 31, 2010 the exchange rate was R$1.67 per US$1.00 and on December 27, 2011, the exchange rate was R$1.86 per US$1.00.  The Central Bank has intervened occasionally to control instability in foreign exchange rates.  We cannot predict whether the Central Bank or the Brazilian government will continue to allow the real  to float freely or will intervene in the exchange rate market through a currency band system or otherwise.  The real  may substantially depreciate or appreciate against the U.S. dollar.

The following tables present the selling rate, expressed in reais per U.S. dollar (R$/US$), for the periods indicated.

	Period-End	Average for Period (1)	Low	High
	(reais per U.S. dollar)
Year
2006	2.138	2.177	2.059	2.371
2007	1.771	1.948	1.733	2.156
2008	2.337	1.836	1.559	2.500
2009	1.741	1.994	1.702	2.422
2010	1.655	1.759	1.666	1.881
2011 (through December 27, 2011)	1.859	1.672	1.535	1.902

	Month-End	Average for Month (2)	Low	High
	(reais per U.S. dollar)
Month
June 2011	1.561	1.587	1.561	1.611
July 2011	1.556	1.564	1.534	1.583
August 2011	1.587	1.597	1.555	1.633
September 2011	1.854	1.750	1.604	1.902
October 2011	1.688	1.767	1.688	1.880
November 2011	1.811	1.790	1.727	1.894
December 2011 (through December 27, 2011)	1.859	1.831	1.783	1.873

_________

Source:  Central Bank

(1) Represents the average of the exchange rates on the last day of each month during the period.

(2) Average of the lowest and highest rates in the month.

The rate used to translate real  amounts contained in this prospectus into U.S. dollars was R$1.854 to US$1.00, which was the commercial rate for the purchase of U.S. dollars in effect as of September 30, 2011, as reported by the Central Bank.

Use of Proceeds

Assuming that this rights offering is fully subscribed, our aggregate net proceeds from the sale of the new ADSs and preferred shares will be approximately R$113.2 million, before deducting offering expenses.  We intend to use the aggregate net proceeds for general corporate purposes.

Dilution

Existing holders of our preferred shares and the ADSs who do not exercise their preferred share and ADS rights, respectively, in this rights offering will have their ownership interests diluted such that a holder of our preferred shares or the ADSs who held one percent of our capital stock before this rights offering will be reduced to holding 0.95% after the issuance of new preferred shares, including preferred shares underlying ADSs, in this rights offering.

Capitalization

The following table sets forth our consolidated capitalization at September 30, 2011 on a historical basis and as adjusted.  This table should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

The “as adjusted” columns give effect to (i) the receipt of R$113.2 million in gross proceeds from the sale of preferred shares, including preferred shares in form of ADSs, upon exercise of rights in this rights offering, assuming the full exercise of all preemptive rights granted in this rights offering and (ii) the capital increase of R$182.6 million from the issuance of 6,825,469 common shares and 1,474,986 preferred shares already subscribed by our controlling shareholder, as described above.

	As of September 30, 2011		As adjusted as of September 30, 2011
	(in millions of reais)	(in millions of U.S. dollars)(1)	(in millions of reais)	(in millions of U.S. dollars)(1)
Debt
Short-term debt	441.6	238,2	441.6	238,2
Long-term debt	4,282.4	2,309.8	4,282.4	2,309.8
Total debt	4,724.0	2,548.0	4,724.0	2,548.0

Shareholders’ equity
Capital	2,184.0	1,178.0	2,479.8	1,337.5
Capital reserves	60.3	32.5	60.3	32.5
Treasury shares	(34.7)	(18.7)	(34.7)	(18.7)
Retained earnings	642.9	346.7	642.9	346.7
Share-based payments	63.7	34.4	63.7	34.4
Accumulated losses	(843.3)	(454.8)	(843.3)	(454.8)
Other Comprehensive Income	(75.5)	(40.7)	(75.5)	(40.7)

Total shareholders’ equity	1,997.4	1,077.4	2,293.2	1,236.9
Total capitalization(2)(3)	6,721.4	3,625.4	7,017.2	3,784.9

(1)           The real  amounts for September 30, 2011 have been converted into dollars using the exchange rate of US$1.00 to R$1.854, which is the selling rate reported by the Central Bank on this date. This information is presented solely for the convenience of the reader. You should not interpret the currency conversions in this prospectus as a statement that the amounts in reais currently represent such values in U.S. dollars. Additionally, you should not interpret such conversions as statements that the amounts in reais have been, could have been or could be converted into U.S. dollars at this or any other foreign exchange rates. The criteria used to convert certain amounts from reais into U.S. dollars differs from those established in IAS 21.

(2)           Total capitalization is the sum of total debt and total shareholders’ equity.

On October 3, 2011, we acquired Webjet Linhas Aéreas S.A., or Webjet. The acquisition of Webjet has not been reflected in our financial statements as of September 30, 2011 incorporated by reference herein, but will be reflected in our financial statements as of December 31, 2011. The consolidation of Webjet will result in an increase in consolidated short- and long-term debt of R$225.2 million based on September 30, 2011 numbers. For more information about the Webjet acquisition, see note 30 to our consolidated unaudited interim financial information for the period ended September 30, 2011 incorporated by reference herein.

Price Range of the ADSs  and Preferred Shares

In the United States, our preferred shares trade in the form of ADS.  Since December 2005 each ADS represents one preferred share, issued by Citibank N.A., as Depositary pursuant to a Deposit Agreement.  On December 13, 2005, we executed a 2:1 ADS split, changing to ratio of one ADS representing two preferred shares to one ADS representing one preferred share, as approved by a meeting of the Board of Directors of the Company on November 8, 2005.  The ADSs commenced trading on the NYSE on June 24, 2004.  As of December 31, 2010, the ADSs represented 27.1% of our preferred shares and 38.0% of our current global public float.

The following table sets forth the reported high and low closing sales prices for the ADSs on the NYSE for the periods indicated.

	US$ per ADS
	Low	High	Average(1)
2006
Annual	25.25	40.24	31.54
2007
Annual	19.19	34.30	27.40
2008
Annual	3.06	23.94	11.51
2009
Annual	2.88	15.59	7.44
First quarter	2.88	5.26	4.13
Second quarter	2.88	5.98	4.30
Third Quarter	5.59	11.20	8.78
Fourth Quarter	9.80	15.59	12.56
2010
Annual	10.62	18.55	16.63
First quarter	12.05	16.48	13.46
Second quarter	10.62	13.65	12.47
Third Quarter	12.10	15.92	13.86
Fourth Quarter	14.69	18.55	16.63
Last Six Months	5.18	13.34	8.53
June 2011	11.21	13.47	12.10
July 2011	7.73	13.32	11.32
August 2011	5.61	8.03	6.91
September 2011	5.55	8.03	6.92
October 2011	5.03	8.51	7.08
November 2011	6.56	8.68	7.68
December 2011 (through December 27, 2011)	6.78	8.82	7.77

________________

Source:  Bloomberg

(1) Calculated as average of closing prices for the period.

Our preferred shares began trading on the São Paulo Stock Exchange on June 24, 2004.  The following table sets forth the reported high and low closing sale prices for our preferred shares on the BM&FBOVESPA, for the periods indicated.

	Reais per Preferred Share
	Low	High	Average(1)
2006
Annual	58.08	65.21	61.40
2007
Annual	35.79	65.02	52.51
2008
Annual	6.90	42.40	20.02
2009
Annual	6.58	27.34	14.13
First quarter	6.65	11.96	9.56
Second quarter	6.58	11.62	8.82
Third Quarter	10.93	20.50	16.40
Fourth Quarter	17.06	27.34	21.85
2010
Annual	19.70	30.40	24.34
First quarter	21.40	27.14	23.64
Second quarter	19.70	23.84	22.15
Third Quarter	21.37	27.00	23.91
Fourth Quarter	24.50	30.40	27.71
Last Six Months	9.12	20.65	14.06
June 2011	17.65	20.65	18.87
July 2011	12.00	20.30	17.45
August 2011	9.12	12.04	10.72
September 2011	10.24	13.00	11.84
October 2011	9.67	13.96	12.26
November 2011	12.27	14.61	13.43
December 2011 (through December 27, 2011)	12.69	15.70	14.06

_________________

Source:  Bloomberg

(1) Calculated as average of closing prices for the period.

Rights Offering

General Information

On December 7, 2011 Fundo de Investimento em Participações Volluto, our controlling shareholder, and Delta Air Lines Inc., or Delta, entered into an investment agreement providing for the sale of 8,300,455 preferred shares in the form of ADSs owned by our controlling shareholder to Delta at a price per share equivalent to R$22.00. Our controlling shareholder will use the entire net proceeds from the sale of preferred shares to Delta to subscribe for new common and preferred shares (in this rights offering) issued by us at the same price per share paid by Delta. For more information on the Delta investment and our strategic alliance with Delta see our Current Report on Form 6-K dated December 7, 2011 (strategic alliance with Delta Air Lines), incorporated herein by reference.

On December 21, 2011, in order to implement the Delta investment, our board of directors approved a capital increase of up to R$295.8 million, equivalent to up to 6,825,470 common shares and 6,619,765 preferred shares at a subscription price of R$22.00 per share, with a minimum aggregate subscription amount of R$182.6 million. Our controlling shareholder has already subscribed for 6,825,469 common shares and 1,474,986 preferred shares, using the funds received from Delta to pay in for those shares. The shares subscribed by our controlling shareholder already provide for a subscription amount at least equal to the minimum aggregate subscription amount.

According to Brazilian law, the issuance of common and preferred shares triggers preemptive rights of our existing shareholders.  Although we are not obligated under the existing arrangements to extend the preemptive rights to U.S. holders of its preferred shares and ADSs, we have voluntarily elected to register this rights offering with the Securities and Exchange Commission (SEC), in order to enable U.S. holders to participate in the rights offering.

We are offering up to 5,144,779 preferred shares, in the form of preferred shares or ADSs, in this preemptive rights offering to holders of our preferred shares and of ADSs representing our preferred shares.

If you are a holder of ADSs on January 3, 2012, which is the ADS record date, you will receive ADS rights evidencing the right to subscribe for new ADSs.  You will receive 0.049809051 ADS rights for every ADS held on the ADS rights record date.  One ADS right will entitle you to purchase one new ADS at a subscription price of R$22.00 per ADS, payable in U.S. dollars.  Citibank, N.A., the depositary for the ADSs, will act as ADS rights agent in respect of the ADS rights offered hereby.  The ADS right agent will send to each record holder of ADSs on the record date a subscription card, together with this prospectus and a letter of instructions for exercising ADS rights.

If you are a holder of preferred shares on December 26, 2011, which is the preferred share record date, you will receive preferred share rights evidencing the right to subscribe for new preferred shares.  You will receive 0.049809051 preferred share rights for every preferred share held on the preferred share record date.  The preferred share rights will be transferable and may trade on the BM&FBOVESPA.  One preferred share right will entitle you to purchase one new preferred share at a subscription price of R$22.00 per preferred share.

Preferred share rights and ADS rights that are not exercised during their respective rights exercise periods will expire.  Following the expiration of the preferred share rights exercise period, we will reoffer any unsubscribed preferred shares at the same price to all holders that exercised preferred share rights and, in the initial subscription period, indicated interest in purchasing additional preferred shares pro rata.  The pro rata portion of unsubscribed preferred shares to be allocated to each holder participating in a reoffering will be calculated in proportion of that holder’s preferred shares purchased in the initial subscription period to the number of preferred shares purchased by all subscribing holders in the initial subscription period.  To the extent unsubscribed preferred shares are reoffered to the depositary, additional ADSs representing such unsubscribed preferred shares will be allocated to subscribing ADS holders in proportion to the relationship that the number of additional ADSs they have requested bears to the additional ADSs representing the unsubscribed preferred shares allocated to the depositary.

If any preferred shares remain unsubscribed following the reoffering round, we may auction these shares on the BM&FBOVESPA or reduce the size of this rights offering.  Holders of our preferred shares in Brazil will have the opportunity to condition their participation in the rights offering and the number of preferred shares to which they will subscribe to the capital increase not being reduced.  This opportunity will not be granted to U.S. persons (as defined in Regulation S under the Securities Act), ADS holders or holders of our preferred shares in the United States.

Preferred shareholders and ADS holders generally will be treated alike in the rights offering, except that:

•         The timing of certain actions and periods will differ for holders of ADS rights and for holders of preferred share rights.  In particular, the record date is later for holders of ADS rights and last date for exercise and payment is earlier for holders of ADS rights.

•         If any preferred shares or ADSs remain unsubscribed following the reoffering round, we may reduce the size of this rights offering.  Holders of our preferred shares in Brazil will have the opportunity to condition their participation in the rights offering and the number of preferred shares to which they will subscribe to the capital increase not being reduced.  This opportunity will not be granted to U.S. persons (as defined in Regulation S promulgated under the Securities Act), ADS holders or holders of our preferred shares in the United States.

•         Holders of preferred share rights must pay the subscription price in reais,  whereas holders of ADS rights must pay an estimated ADS subscription price in U.S. dollars under an arrangement with the ADS rights agent.  The estimated ADS subscription price includes an allowance for potential fluctuations between the Brazilian real and the U.S. dollar, conversion expenses, the payment of ADS issuance fees of the depositary and financial transaction taxes in Brazil.

•         The ADS rights will not be transferable and the preferred shares rights are transferable.

•         The allocation of unsubscribed preferred shares to holders of preferred share rights in the reoffering round will be different from the allocation of additional ADSs representing unsubscribed preferred shares to holders of ADS rights following the reoffering round.  In addition, ADS holders are required to decide whether to participate in the reoffering rounds and to pay for any additional ADSs during the initial ADS rights exercise period.  At this time, ADS holders will not know if any additional ADSs will be available in reoffering round.  See the description of the rights offering that follows for more details on the reoffering procedures.

The procedures for exercising ADS rights and preferred share rights and information about the purchase and sale of such rights are summarized below.

Offering to ADS Holders

Summary Timetable

The summary timetable below lists some important dates relating to the ADS rights offering:

ADS record date — date for determining holders of ADSs receiving ADS rights:	January 3, 2012
Subscription card sent to ADS holders:	On or about January 5, 2012
ADS rights expiration date — end of period during which ADS rights holders can subscribe for new ADSs, 5:00 p.m. (New York City time):	January 20, 2012
Initial Settlement date — ADS rights agent converts U.S. dollars into reais to pay the subscription price for ADSs purchased in the rights offering on or as soon as practicable after:	January 24, 2012
Reoffering settlement date — ADS rights agent converts U.S. dollars into reais to pay the subscription price for additional ADSs purchased in the reoffering round on:	On or about February 6, 2012
Registrant deposits new preferred shares with the custodian:	On or about February 27, 2012
New ADSs expected to be delivered as soon as practicable after:	On or about February 28, 2012

The following is a summary of the important provisions of the rights agency agreement between us and Citibank, N.A., as ADS rights agent, pursuant to which you will receive the ADS rights.  For a complete description of the ADS rights offering, you should read the rights agency agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Rights Offering to Holders of ADSs

If you hold ADSs on the ADS record date, you will receive ADS rights evidencing the right to subscribe for new ADSs.  You will receive 0.049809051 ADS right for every ADSs you hold on the ADS record date.  One ADS right will entitle you to purchase one new ADS at a subscription price of R$22.00 per ADS, payable in U.S. dollars.  You will only receive a whole number of ADS rights.

If you are exercising ADS rights, you may subscribe for additional ADSs in excess of the number of ADSs that your ADS rights entitle you to purchase.  You must subscribe for any additional ADSs when you subscribe for the ADSs to which your rights entitle you during the initial ADS rights exercise period.  You must also pay the estimated ADS subscription payment for these additional ADSs at this time.  You will not know at that time whether any additional ADSs will be available after the expiration of the initial ADS rights exercise period, and we cannot guarantee that you will receive any of the additional ADSs for which you subscribe.

To the extent unsubscribed preferred shares are reoffered to the depositary after expiration of the preferred share rights exercise period, you will be allocated additional ADSs up to a maximum number equal to the lesser of:

•         the number of additional new ADSs for which you have over-subscribed; or

•         the pro rata amount of the additional new ADSs available based on the percentage of unsubscribed preferred shares allocated to the depositary.  See “— Offering to Holders of Preferred Shares — Reoffering of Unsubscribed Preferred Shares.”

If the number of new ADSs available in the reoffering round is not sufficient to satisfy your additional subscription in full, the estimated ADS subscription payment related to any additional new ADSs not delivered to you will be returned to you in U.S. dollars without interest.  The U.S. dollars that you pay for additional ADSs will only be converted into reais following the reoffering round to the extent preferred shares underlying the ADSs are reoffered to the depositary.  Therefore, the U.S. dollar amount that you pay for additional ADSs will be exposed to the risk of exchange rate fluctuations for a longer period of time than the U.S. dollar amount that you pay for ADSs that your rights entitle you to purchase in the initial ADS rights exercise period.

You may subscribe for all or a portion of the ADSs to which the ADS rights you receive entitle you, but you may only subscribe for a whole number of new ADSs.  You will not receive any fractional new ADSs.

Subscription Card

The subscription card will state the number of ADS rights corresponding to the number of ADSs registered in the name of the holder to whom such subscription card is sent, with 0.049809051 ADS rights being issued for every ADSs held.  The information agent will mail the subscription card, together with a letter of instructions and this prospectus on or about January 5, 2012 to all holders of record of ADSs.

ADS Record Date

The record date for determining the holders of ADSs entitled to ADS rights is January 3, 2012.  Only holders of record of ADSs at the close of business (New York City time) on the ADS record date will be entitled to receive ADS rights.

ADS Rights Exercise Period

ADS rights may be exercised during the period from January 4, 2012 through 5:00 p.m. (New York City time) on January 20, 2012, which is the ADS rights expiration date.  If you do not exercise your ADS rights within the ADS rights exercise period, your ADS rights will expire and you will have no further rights.

ADS Rights Agent

Citibank, N.A., which is the depositary for the ADSs under our deposit agreement, is acting as the ADS rights agent to accept the exercise of the ADS rights for the subscription for the new ADSs offered hereby.

ADS Deposit Amount

The ADS subscription price is R$22.00 per ADS.  You must pay the ADS subscription price in U.S. dollars.

In order to exercise your ADS rights and to subscribe for any additional ADSs, you must pay the estimated ADS subscription payment of US$13.02 per ADS, which is the ADS subscription price converted into U.S. dollars at the Central Bank buying rate of R$1.8585 per US$1.00 on December 27, 2011, plus an additional 10%, representing an allowance for potential fluctuations in the exchange rate between the Brazilian real  and the U.S. dollar, currency conversion expenses, ADS issuance fees of the depositary of US$0.01 per ADS held on the ADS Record Date and financial transaction taxes in Brazil.

The ADS rights agent will make the conversion from U.S. dollars into reais on or about January 24, 2012 to pay the subscription price for new ADSs for which your rights entitle you to subscribe in the initial ADS rights exercise period at any commercially reasonable rate.  If there is any excess in U.S. dollars as a result of this conversion, after deducting conversion expenses, ADS issuance fees and financial transaction taxes, the ADS rights agent will refund the amount of any excess in U.S. dollars promptly to the subscriber without interest.  After the reoffering round, the ADS rights agent will make a second conversion of U.S. dollars into reais on or about February 6, 2012 to pay, if applicable, the subscription price for additional ADSs purchased, and, after deducting conversion expenses, ADS issuance fees and financial transaction taxes, will refund the amount of any excess in U.S. dollars promptly to the subscriber without interest.  After the expiration of the reoffering round, the ADS rights agent will pay any refund to you at the same time as it delivers the additional ADSs to you.  We do not expect to conduct more than one reoffering round.

In connection with each exchange rate conversion and subscription payment in Brazil, the ADS rights agent will deduct from each subscribing holder’s the amount of ADS issuance fees payable to the depositary in respect of new ADSs being subscribed, currency conversion expenses and the amount of financial transaction taxes payable to the Brazilian government. The ADS issuance fees are US$0.01 per ADS held on the ADS Record Date.

If the deposit amount is insufficient to pay the actual ADS subscription price in reais plus ADS issuance fees, currency conversion expenses and financial transaction taxes in respect of the number of new ADSs you are subscribing for and are allocated, the ADS rights agent will pay the deficiency to us on your behalf. You will then have to pay promptly the amount of the difference, including expenses, and will not receive any of the new ADSs you subscribed for until the ADS rights agent receives your payment. If you do not pay the amount of the deficiency financed by the ADS rights agent within 14 days from the date of notice, the ADS rights agent may sell enough of your new ADSs to cover the amount of the deficiency. The ADS rights agent would then send you new ADSs and a check in the amount of any excess proceeds from the sale, net of ADS issuance fees, conversion expenses, financial transaction taxes and sales commissions. If, however, the amount of excess proceeds from the sale of your new ADSs is less than US$5.00, the ADSs rights agent will, after deductions for ADS issuance fees, currency conversion expenses, financial transaction taxes and sales commissions, aggregate it and pay it to us. See “Taxation – Material Brazilian Tax Considerations – Tax on Foreign Exchange Transactions” and “Taxation – Material Brazilian Tax Considerations – Tax on Transactions Involving Bonds and Securities” for more information regarding financial transaction taxes for ADSs.

Procedure for exercising ADS rights

The exercise of ADS rights is irrevocable and may not be canceled or modified.  You may exercise your ADS rights as follows:

Subscription by DTC Participants.  If you hold ADS rights through The Depository Trust Company (DTC), you can exercise your ADS rights by delivering completed subscription instructions for new ADSs through DTC’s PSOP Function on the “agent subscriptions over PTS” procedure and instructing DTC to charge your applicable DTC account for the estimated ADS subscription price for the new ADSs and to deliver such amount to the ADS rights agent.  DTC must receive the subscription instructions and the payment of the estimated ADS subscription price for the new ADSs by the ADS rights expiration date.

Subscription by Registered ADS Holders.  If you are a registered holder of ADSs, you can exercise your ADS rights by delivering to the ADS rights agent a properly completed subscription card and paying in full the estimated ADS subscription price for the new ADSs.  You may make such payment by certified check, bank draft drawn upon a U.S. bank or postal or express money order payable to “Citibank, N.A.,” as ADS rights agent.

The properly completed subscription card and payment should be delivered to:

By mail: Citibank, N.A. Corporate Actions P O Box 43011 Providence, RI 02940-3011	By hand or overnight courier: Citibank, N.A. Corporate Actions 250 Royall Street Attn: Suite V Canton, MA 02021

The ADS rights agent must receive the subscription card and payment of the ADS subscription price on or before the ADS rights expiration date.  Deposit in the mail will not constitute delivery to the ADS rights agent The ADS rights agent has discretion to refuse to accept any improperly completed or unexecuted subscription card.

Subscription by Beneficial Owners.   If you are a beneficial owner of ADSs and wish to subscribe for new ADSs but are neither a registered holder of ADSs nor a DTC participant, you should timely contact the securities intermediary through which you hold ADS rights to arrange for their exercise and to arrange for payment of the estimated ADS subscription price in U.S. dollars.

We will determine all questions about the timeliness, validity, form and eligibility of exercising ADS rights.  We, in our sole discretion, may waive any defect or irregularity, or permit you to correct a defect or irregularity within the time we determine.  The subscription card will not be considered received or accepted until we have waived all irregularities or you have cured them in time.  Neither we nor the ADS rights agent have an obligation to notify you of any defect or irregularity in submitting the subscription cards.  We and the ADS rights agent will not incur any liability for failing to do so.

You will elect the method of delivering the subscription card and paying the subscription price to the ADS rights agent, and you will bear any risk associated with it.  If you send the subscription card, notices or payments by mail, you should use registered mail, properly insured, with return receipt requested, and allow sufficient time to ensure delivery to the ADS rights agent and clearance of payment before the appropriate time.

Information Agent.  For additional information regarding the ADS rights offering and the procedures for exercising ADS rights, contact our information agent, MacKenzie Partners, Inc.:

MacKenzie Partners,  Inc.

105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect:  (212) 929-5500
or
Toll-Free:  (800) 322-2885

Withdrawal of Registration Statement

We may, at any time prior to the Initial Settlement Date, withdraw the registration statement of which this prospectus is a part of, in which event this offer of ADS rights will become null and void and any ADS subscription payment already tendered will be returned to you in U.S. dollars without interest.

ADS Issuance Fee

Subscribing holders will be charged an ADS issuance fee of US$0.01 per ADS held on the ADS Record Date, payable to the depositary.  The ADS rights agent will deduct the ADS issuance fee from the estimated ADS subscription payment in respect of each subscription at the time it makes the relevant subscription payment in Brazil.

Delivery of ADSs

The depositary will issue and deliver new ADSs purchased pursuant to the ADS rights offering as soon as practicable after the receipt of the preferred shares by the depositary’s custodian, which is expected to be on or about February 27, 2012.  See “— Ratification of the Capital Increase.”  You will not receive the new ADSs you subscribed for when you exercised your ADS rights until the ADS rights agent has received any deficiency you may owe from payment of the estimated ADS subscription price.  New ADSs will rank equally in all respects with existing ADSs.

Offering to Holders of Preferred Shares

Summary Timetable

The timetable lists some important dates relating to the preferred share rights offering:

Board of directors meeting approving the preferred share rights offering:	December 21, 2011
Publication of notice to shareholders in Brazil:	December 22, 2011
Preferred share record date — date for determining holders of preferred shares receiving preferred share rights:	December 26, 2011
Preferred share rights commencement date — beginning of period during which preferred share rights holders may subscribe for new preferred shares:	December 27, 2011
Preferred share rights expiration date — end of period during which preferred share rights holders may subscribe for new preferred shares, 6:00 p.m. (São Paulo time):	January 26, 2012
Announcement of preferred shares to be available in the reoffering round:	On or about January 31, 2012
Commencement date of reoffering round of unsubscribed preferred shares:	On or about February 2, 2012
Deadline for preferred shareholders to subscribe for allocated preferred shares in the reoffering round:	On or about February 8, 2012
Meeting of our board of directors to ratify the capital increase and expected issuance of new preferred shares:	On or about February 20, 2012
New preferred shares expected to be delivered:	On or about February 27, 2012

Rights Offering to Holders of Preferred Shares

If you hold preferred shares on the preferred share record date, you will receive transferable preferred share rights evidencing the right to subscribe for new preferred shares.  You will receive one preferred share right for every preferred shares you hold on the share record date.  One preferred share right will entitle you to purchase one new preferred share at a subscription price of R$22.00 per preferred share.  We will only issue whole numbers of preferred share rights.  We will not issue any fractional new preferred shares.

If you are exercising preferred share rights, you may indicate an interest in purchasing additional preferred shares in excess of the number of preferred shares that your preferred share rights entitle you to purchase.  Following the expiration of the preferred share rights exercise period, we will reoffer the unsubscribed preferred shares in one reoffering round to those holders that indicated an interest in purchasing additional preferred shares according to the procedures described below under “— Reoffering of Unsubscribed Preferred Shares.”

Preferred Share Rights

Preferred share rights will be registered in book-entry form at the Brazilian clearing system CBLC in an account in the preferred shareholder’s or its nominee’s name.  If you were a preferred shareholder of record on the preferred share record date, you should receive from the broker or custodian through which you hold your preferred shares a written confirmation of the issuance of preferred share rights.  Preferred share rights will be entered into preferred shareholders’ book-entry accounts on or about December 27, 2012.

Preferred share rights will be transferable and may trade on the BM&FBOVESPA.  Preferred share rights will not be listed on any stock exchange in the United States.  If you transfer or sell your preferred share rights, you will have no further rights to purchase new preferred shares in the preferred share rights offering with respect to the preferred share rights transferred or sold.

Preferred Share Record Date

The record date for the determination of preferred shareholders entitled to preferred share rights is December 26, 2011.  Only preferred shareholders of record at the close of business (São Paulo time) on the preferred share record date will be entitled to receive preferred share rights.

Preferred Share Rights Exercise Period

Preferred share rights may be exercised during the period from December 27, 2011 through 6:00 p.m. (São Paulo time) on January 26, 2012.  Following the preferred share rights expiration date, the preferred share rights will expire and preferred shareholders will have no rights.

Preferred Share Subscription Price

The preferred share subscription price for new preferred shares purchased upon the exercise of preferred share rights is R$22.00 per preferred share.

Procedure for Exercising Preferred Share Rights

The exercise of preferred share rights is irrevocable and may not be canceled or modified.  Preferred shares held directly in Brazil are generally held either through Central Depositária de Ativos of BM&FBOVESPA or through Banco Itaú Unibanco S.A., as custodians. Shareholders that have invested in our preferred shares through Resolution 2,689/00 of the National Monetary Council (Conselho Monetário Nacional), for example, generally hold their shares through Central Depositária de Ativos of BM&FBOVESPA. If you hold your shares through Central Depositária de Ativos of BM&FBOVESPA, as custodian, and you wish to subscribe for preferred shares in this rights offering, you should ask your broker to subscribe on your behalf. Please consult with your broker regarding the method of payment for the shares for which you wish to subscribe. Your broker may request that you fill out documentation in connection with the subscription. Holders subscribing to preferred shares through the Central Depositária de Ativos of BM&FBOVESPA will not be permitted to condition their subscriptions in the event of a reduction in the size of the rights offering. If a holder intends to condition its subscription, it should first arrange to transfer the custody of its shares to Banco Itaú Unibanco S.A. in a timely manner and to subscribe for preferred shares in the manner described below for shares held through Banco Itaú Unibanco S.A.

If you hold shares through Banco Itaú Unibanco S.A. and you wish to subscribe for preferred shares in this rights offering, you should ask any branch of that bank to provide you with a subscription bulletin (boletim de subscrição) to allow you to subscribe for shares. You must complete the subscription bulletin and ask Banco Itaú Unibanco S.A. to submit it to us on your behalf. Please consult with Banco Itaú Unibanco S.A. regarding the method of payment for the shares for which you wish to subscribe.

Any shareholder who is a natural person should be prepared to show to his or her broker or to Banco Itaú Unibanco S.A., as the case may be, his or her identity card or passport, taxpayer registration card (CPF) and a document proving the residence of the shareholder. Any shareholder that is a legal entity must be prepared to present certified copies of its bylaws or other organization documents, the resolution by which that entity’s executive officers were elected and any other documents requested by its broker or Banco Itaú Unibanco S.A., as the case may be. In the case of proxies, an original or certified copy of the document that grants powers of representation must be presented.

It is the shareholder’s responsibility to contact a broker or Banco Itaú Unibanco S.A., as the case may be, sufficiently in advance of the preferred share rights expiration date to enable the timely exercise of your rights.

If you do not know whether you hold shares through Central Depositária de Ativos of BM&FBOVESPA or Banco Itaú Unibanco S.A., you should ask your representative, broker or other nominee.

If you or your custodian fails to exercise your preferred share rights by January 26,  2012,  your rights will lapse and you will have no further rights.

If you hold the preferred shares through a custodian in Brazil, please consult with your custodian as to the method of instruction and payment if you wish to exercise your rights.  You will elect the method of delivering the application for subscription and paying the subscription price,  and you will bear any risk associated with it.

We will determine all questions about the timeliness, validity, form and eligibility of exercising the rights.  Our determinations will be final and binding.  We may decide to waive a defect or irregularity in subscriptions for new preferred shares, or permit you to correct a defect or irregularity within the time we determine.  Instructions will not be considered, received or accepted until we have waived all irregularities or you have cured them in time.  Neither we nor the custodian has to notify you of any defect or irregularity in submitting instructions.  We and the custodian will not incur any liability for failing to do so.

Purchase and Sale of Rights

You may exercise, sell or transfer your preferred share rights to others.  You may purchase and sell your rights through Banco Itaú Unibanco S.A., as custodian, or through brokers.

Reoffering of Unsubscribed Preferred Shares

Following the preferred share rights expiration date, we will reoffer unsubscribed preferred shares to you in a reoffering round if you exercised preferred share rights and indicated an interest in purchasing additional preferred shares in the first reoffering round.  You will then have an opportunity to purchase additional new preferred shares up to a maximum number equal to the total number of unsubscribed preferred shares multiplied by a percentage determined by dividing (1) the number of preferred shares you purchased upon exercise of your preferred share rights by (2) the total number of preferred shares purchased by all preferred shareholders upon exercise of preferred share rights.

Before the reoffering round, we will issue a press release announcing the total number of unsubscribed preferred shares that are available in the reoffering round.

If any preferred shares remain unsubscribed following the expiration of the reoffering round, we may auction these shares on the BM&FBOVESPA or reduce the size of this rights offering.  Holders of our preferred shares in Brazil will have the opportunity to condition their participation in the rights offering and the number of preferred shares to which they will subscribe to the capital increase not being reduced.  This opportunity will not be granted to U.S. persons (as defined in Regulation S promulgated under the Securities Act), ADS holders or holders of our preferred shares in the United States.

Following the preferred share rights expiration date, we will allocate the unsubscribed preferred shares among those holders that requested preferred shares in the reoffering round and will promptly notify the holders of their reoffering allocations after the end of the exercise period for the reoffering round.  If you wish to purchase preferred shares allocated to you in the reoffering round, you must follow the instructions set forth above in “— Procedure for Exercising Preferred Share Rights” and must provide full payment of the preferred share subscription price for the new preferred shares being purchased.

In exercising its preferred share rights on behalf of exercising holders of ADS rights, the ADS rights agent will indicate interest in the reoffering round to the extent the exercising holders of ADS rights subscribed for new ADSs in excess of the number of ADSs that their rights entitled them to purchase.  Under the procedures governing the reoffering to exercising holders of preferred share rights, the ADS rights agent will be treated as a single holder of preferred share rights and will accordingly be given an opportunity to purchase reoffered preferred shares.

Withdrawal of Registration Statement

We may, at any time prior to the Initial Settlement Date, withdraw the registration statement of which this prospectus is a part of, in which event this offer of preferred share rights will become null and void.

Delivery of New Preferred Shares

We will issue the new preferred shares following ratification of the capital increase as described below.  You should receive delivery of the new preferred shares you subscribed for through a credit of the new preferred snares to your securities custody account.  You may not sell or trade the new preferred shares until February 27, 2012, the date on which the new preferred shares are expected to be listed on the BM&FBOVESPA.  New preferred shares will rank equally in all respects with existing preferred shares.

Ratification of the Capital Increase

On December 21, 2011, our board of directors authorized a capital increase in an aggregate amount of up to R$295.8 million, with a minimum aggregate amount of R$182.6 million, representing all the common and preferred shares to be subscribed by our controlling shareholder, as described above, plus the shares being offered in this rights offering.  The preferred shares, including preferred shares underlying ADSs, issuable upon the exercise of rights may be issued only upon ratification of the capital increase by our board of directors at a meeting that is expected to be held on or about February 20, 2012.

Announcement of Number of Shares and ADSs Subscribed in the Offerings

We will publish, in a widely circulated newspaper in Brazil, the minutes of our board of directors meeting to be held on or about February 20, 2012, providing details of the ratification of the capital increase and the number of new preferred shares, including preferred shares underlying new ADSs, issued to holders of our preferred shares and to holders of ADSs pursuant to the exercise of their rights in this rights offering.  This information will also be available in English on our website following the board of directors meeting on or about February 20, 2012.

Taxation

Material United States Federal Income Tax Consequences

The following discussion is a summary of the material United States federal income tax consequences of the receipt and ownership of ADS rights or preferred share rights, and the ownership of our ADSs or preferred shares acquired through the exercise of such rights.  The discussion applies only to “U.S. Holders,” as defined below, who hold ADS rights or preferred share rights, and that will hold ADSs or preferred shares acquired upon the exercise of such rights, as “capital assets” within the meaning of the Code (generally, property held for investment).  The discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, its legislative history, existing final, temporary and proposed Treasury Regulations, administrative pronouncements by the United States Internal Revenue Service, or IRS, and judicial decisions, all as currently in effect and all of which are subject to change (possibly on a retroactive basis) and to different interpretations.

This summary does not purport to address all United States federal income tax consequences that may be relevant to a particular U.S. Holder and you are urged to consult your own tax advisor regarding your specific tax situation.  Moreover, this summary does not apply to U.S. Holders in special tax situations under United States federal income tax law, including, for example:

•         insurance companies;

•         tax-exempt organizations;

•         individual retirement accounts and other tax-deferred accounts;

•         brokers or dealers in securities, commodities, or currencies;

•         traders in securities that elect to mark to market;

•         banks or other financial institutions;

•         thrifts;

•         real estate investment trusts;

•         regulated investment companies or grantor trusts;

•         persons whose functional currency is not the United States dollar;

•         United States expatriates and former long-term permanent residents;

•         persons that hold ADS rights, preferred share rights, our ADSs or preferred shares as part of a hedge, straddle, conversion or other integrated transaction; or

•         persons that own, directly, indirectly, or constructively, 10% or more of the total combined voting power, if any, of our voting stock.

In addition, this summary is based, in part, upon representations made by the depositary to us and assumes that the deposit agreement, and all other related agreements, will be performed in accordance with their terms.

Except where specifically described below, the discussion assumes that we are not a passive foreign investment company, or PFIC, for United States federal income tax purposes.  Please see the discussion under “—Taxation—Material United States Federal Income Tax Consequences—Passive Foreign Investment Company Rules” below.  Further, the discussion does not address the alternative minimum tax consequences of acquiring or holding ADS rights or preferred share rights, our ADSs or preferred shares, or the indirect consequences to holders of equity interests in partnerships or other entities.  In addition, the discussion does not address any state, local or foreign tax consequences of acquiring or holding ADS rights or preferred share rights, our ADSs or preferred shares, and does not cover any aspect of United States federal tax law other than income taxation (such as the estate and gift tax, or the Medicare tax on net investment income).

You should consult your own tax advisor regarding the United States federal,  state,  local and foreign income and other tax consequences of the receipt and ownership of ADS rights or preferred share rights,  and the ownership of ADSs or preferred shares acquired upon the exercise of such rights,  based upon your particular circumstances.

For purposes of the discussion herein, you are a “U.S. Holder” if you are a beneficial owner of ADS rights or preferred share rights, or our ADSs or preferred shares acquired upon the exercise of such rights, and you are for

United States federal income tax purposes:

•         an individual who is a citizen or resident of the United States;

•         a corporation, or any other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

•         an estate the income of which is subject to United States federal income tax regardless of its source; or

•         a trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust (or otherwise if the trust has a valid election in effect under current Treasury regulations to be treated as a United States person).

If a partnership holds ADS rights or preferred share rights, or our ADSs or preferred shares, the United States federal income tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership.  Partners of a partnership holding ADS rights or preferred share rights, or our ADSs or preferred shares, should consult its own tax advisor.

For United States federal income tax purposes, a U.S. Holder of an ADS generally will be treated as the beneficial owner of the preferred shares represented by the ADS.  However, see the discussion below under “Distributions on ADSs or preferred shares” regarding certain statements made by the United States Treasury concerning depository arrangements.

Issuance of Rights or ADS Rights

Because the distribution of ADS rights and preferred share rights is intended to constitute a pro rata distribution among all holders of our ADSs and preferred shares, we believe that a U.S. Holder should not be subject to United States federal income taxation with respect to the receipt of ADS rights or preferred share rights.  For United States federal income tax purposes, the tax basis of the ADS rights or preferred share rights distributed to a U.S. Holder generally will be regarded as zero.  If, however, either (i) the fair market value of the ADS rights or preferred share rights is 15% or more of the fair market value of the ADSs or preferred shares with respect to which such rights are distributed, as determined on the date of distribution, or (ii) the U.S. Holder of the ADS rights or preferred share rights irrevocably elects, in the United States federal income tax return of the U.S. Holder for the taxable year in which such rights are received, to allocate part of the tax basis of such U.S. Holder’s ADSs or preferred shares, then upon exercise or sale of the ADS rights or preferred share rights, the U.S. Holder’s tax basis in such ADSs or preferred shares will be allocated between the ADSs or preferred shares, on the one hand, and the ADS rights or preferred share rights, on the other hand, in proportion to their respective fair market values as of the date of distribution of the ADS rights or preferred share rights.  No tax basis will be allocated to any such ADS rights or preferred share rights that lapse.  In determining the holding period of the ADS rights or preferred share rights, a U.S. Holder should include the holding period for the ADSs or preferred shares with respect to which such rights were distributed.

Sale of Rights

For United States federal income tax purposes, a U.S. Holder generally will recognize taxable gain or loss upon the sale or other taxable disposition of preferred share rights in an amount equal to the difference between the amount realized by the U.S. Holder from the sale or other taxable disposition and the U.S. Holder’s tax basis in the preferred share rights.  Such gain or loss will be treated as capital gain or loss, and will be long-term capital gain or loss if the holding period for the preferred share rights.  Long-term capital gains of certain U.S. Holders (including individuals) are eligible for reduced rates of United States federal income taxation.  The deducibility of capital losses is subject to limitations under the Code.

Gain or loss recognized by a U.S. Holder on a sale or other taxable disposition of rights or preferred share rights generally will be considered United States source gain or loss for foreign tax credit purposes.  Consequently, a U.S. Holder may not be able to utilize any foreign tax credit relating to a Brazilian income tax imposed on the sale or other taxable disposition of preferred share rights unless such credit can be applied against United States federal income tax due in respect of other income treated as derived from foreign sources in the appropriate foreign tax credit limitation category.

Exercise and Expiration of the ADS Rights or Preferred Share Rights

U.S. Holders of ADS rights or preferred share rights will not recognize any gain or loss for United States federal income tax purposes upon the exercise of the ADS rights or preferred share rights.  The tax basis of ADSs or preferred shares acquired upon exercise of ADS rights or preferred share rights will be equal to the sum of such U.S. Holder’s tax basis in the ADS rights or preferred share rights exercised and the amount paid upon exercise of such rights.  The holding period of ADSs or preferred shares acquired upon exercise of ADS rights or preferred share rights will begin on the date that such rights are exercised.

If a U.S. Holder does not exercise the ADS rights or preferred share rights prior to their expiration date, such U.S. Holder generally will recognize no gain or loss for United States federal income tax purposes (except with respect to distributions by the ADS rights agent in connection with the sale of fractional ADS rights).

Reduction in Size of Rights Offering

Holders of preferred shares in Brazil have the opportunity to condition their exercise of rights on the size of the offering, but holders of ADSs will not be able to so condition their exercise (see “Rights Offering — General Information” above).  In the event that the board of directors elects to reduce the size of the rights offering, while applicable United States federal income tax treatment is not clear, it is possible that holders of ADSs may be treated as receiving a taxable dividend (to the extent of our current and accumulated earnings and profits, as discussed below under “Distributions on ADSs or preferred shares”).  U.S. Holders should consult their own tax advisors as to the United States federal income tax consequences of a reduction in the size of the rights offering based upon their particular circumstances.

Distributions on ADSs or preferred shares

Cash distributions (including amounts withheld to pay Brazilian withholding taxes and distributions of notional interest charges on shareholders’ equity, but excluding distributions in redemption of the preferred shares treated as exchanges or sales under the Code) made by us to or for the account of a U.S. Holder with respect to ADSs or preferred shares generally will be taxable to the U.S. Holder as ordinary dividend income when such distribution is paid, actually or constructively, out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes).  Distributions in excess of our current or accumulated earnings and profits will be treated first as a non-taxable return of capital reducing such U.S. Holder’s adjusted tax basis in the ADSs or preferred shares, and thereafter will give rise to capital gain.  As used below, the term “dividend” means a distribution that constitutes a dividend for United States federal income tax purposes.

A U.S. Holder will be entitled, subject to a number of complex limitations and conditions, to claim a foreign tax credit in respect of any Brazilian income taxes withheld from dividends paid on the ADSs or preferred shares.  U.S. Holders who do not elect to claim a foreign tax credit with regard to any foreign income taxes paid or accrued during the taxable year may instead claim a deduction in respect of such Brazilian income taxes.  Dividends received with respect to the ADSs or preferred shares generally will be treated as foreign source income, which may be relevant in calculating a U.S. Holder’s foreign tax credit limitation.  U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit in their particular circumstances.  The United States Treasury has expressed concern that intermediaries in connection with depository arrangements may be taking actions that are inconsistent with the claiming of foreign tax credits by United States persons who are holding depositary shares.  Accordingly, investors should be aware that the discussion above regarding the ability to credit Brazilian income taxes withheld from dividends, as well as the discussion below dealing with the availability of the reduced tax rate for dividends received by certain non-corporate U.S. Holders, could be affected by actions taken by parties to whom the ADSs are released and the IRS.

Dividends paid by us generally will not be eligible for the dividends received deduction provided under the Code to certain United States corporate shareholders.  Subject to the above-mentioned concerns of the United States Treasury and certain exceptions for short-term and hedged positions, the United States dollar amount of dividends received by certain U.S. Holders (including individuals) prior to January 1, 2013 with respect to the ADSs will be subject to United States federal income taxation at a maximum rate of 15% if the dividends represent “qualified dividend income.”  Dividends paid on the ADSs will be treated as qualified dividend income if (i) the ADSs are readily tradable on an established securities market in the United States and (ii) we were not in the year prior to the year in which the dividend was paid, and are not in the year in which the dividend is paid, a PFIC.  Our ADSs are listed on the NYSE, and the ADSs will qualify as readily tradable on an established securities market in the United States so long as they are so listed.  No assurances can be given, however, that the ADSs will be or remain readily tradable.  Subject to the discussion below under “- Passive Foreign Investment Company Rules,” based upon the nature of our current and projected income, assets and activities, we do not believe that we were classified for the last taxable year, and we do not expect to become classified for the current taxable year, as a PFIC for United States federal income tax purposes, although no assurances can be given that the IRS will not reach a contrary conclusion or that circumstances affecting the PFIC determination will not change.

Based on existing guidance, whether dividends received with respect to the preferred shares will be treated as qualified dividends is not clear, particularly since the preferred shares are not themselves listed on a United States exchange.  In addition, the United States Treasury has announced its intention to promulgate rules pursuant to which holders of ADSs or preferred stock and intermediaries through whom such securities are held will be permitted to rely on certifications from issuers to establish that dividends are treated as qualified dividends.  Because such procedures have not yet been issued, we are not certain that we will be able to comply with them.  U.S. Holders of ADSs and preferred shares should consult their own tax advisors regarding the availability of the reduced dividend tax rate in the light of their own particular circumstances.

The amount of any cash dividend paid in Brazilian currency will equal the United States dollar value of the distribution, calculated by reference to the exchange rate in effect at the time that the distribution is received by the depositary (in the case of ADSs) or by the U.S. Holder (in the case of preferred shares held directly by such U.S. Holder), regardless of whether the payment in fact is converted into United States dollars at the time.  A U.S. Holder should not recognize any foreign currency gain or loss in respect of such distribution for United States federal income tax purposes if such Brazilian currency is converted into United States dollars on the date received.  If the Brazilian currency is not converted into United States dollars on the date of receipt, however, gain or loss may be recognized upon a subsequent sale or other disposition of the Brazilian currency.  Such foreign currency gain or loss, if any, will be considered United States source ordinary income or loss.

Because our preferred shares will not be treated as “preferred stock” for purposes of Section 305 of the Code, distributions to U.S. Holders of additional shares of our “non-preferred stock” or preemptive rights relating to such “non-preferred stock” with respect to their preferred shares or ADSs that are made as part of a pro rata distribution to all shareholders in most instances will not be subject to United States federal income tax.  However, if the holders of ADSs are restricted in their ability to participate in the exercise of preemptive rights, the preemptive rights may give rise to a deemed distribution to holders of the preferred shares under Section 305 of the Code.  Any deemed distribution will be taxable as a dividend to the extent of our earnings and profits as discussed above.

Sale or other taxable disposition of ADSs or preferred shares

Deposits and withdrawals of preferred shares by U.S. Holders in exchange for ADSs will not result in the realization of gain or loss for United States federal income tax purposes.

A U.S. Holder generally will recognize capital gain or loss upon the sale or other taxable disposition of ADSs or preferred shares measured by the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s adjusted tax basis in the ADSs or preferred shares.  Any such gain or loss will be long-term capital gain or loss if the holding period for the ADSs or preferred shares exceeds one year.  Long-term capital gains of certain U.S. holders (including individuals) are eligible for reduced rates of United States federal income taxation.  The deductibility of capital losses is subject to certain limitations under the Code.

If Brazilian income tax is withheld on the sale or other taxable disposition of ADSs or preferred shares, the amount realized by a U.S. Holder will include the gross amount of the proceeds of such sale or other taxable disposition before deduction of the Brazilian income tax.  Capital gain or loss, if any, realized by a U.S. Holder on the sale or other taxable disposition of ADSs or preferred shares generally will be considered as United States source gain or loss for foreign tax credit purposes.  Consequently, in the case of a disposition of ADSs or preferred shares where Brazilian income tax is imposed on the gain, the U.S. Holder may not be able to benefit from a foreign tax credit for such Brazilian income tax unless the U.S. Holder can apply the credit against United States federal income tax payable on other income derived from foreign sources in the appropriate foreign tax credit limitation category.  Alternatively, the U.S. Holder may take a deduction for the Brazilian income tax in computing its taxable income for United States federal income tax purposes if the U.S. Holder does not elect to claim a foreign tax credit for any foreign income taxes paid or accrued for the taxable year.

Passive foreign investment company rules

In general, a foreign corporation is a PFIC with respect to a U.S. Holder if, for any taxable year in which the U.S. Holder holds stock in the foreign corporation, at least 75% of its gross income is passive income or at least 50% of the value of its assets (determined on the basis of a quarterly average) produce passive income or are held for the production of passive income.  For this purpose, passive income generally includes, among other things, dividends, interest, rents, royalties and gains from the disposition of investment assets (subject to various exceptions).  Based upon the nature of our current and projected income, assets and activities, we do not believe the ADSs or preferred shares are, nor do we expect them to be, shares of a PFIC for United States federal income tax purposes.  However, the determination of whether the ADSs or preferred shares constitute shares of a PFIC is a factual determination made annually and thus may be subject to change.  Moreover, because these determinations are based on the nature of our income and assets from time to time, and involve the application of complex tax rules, no assurances can be provided that we will not be considered a PFIC for the current or any past or future tax year.

If, contrary to the discussion above, we are classified as a PFIC, a U.S. Holder would be subject to special rules (and may be subject to increased tax liability and form filing requirements) with respect to (a) any gain realized on the sale or other disposition of ADSs or preferred shares, or ADS rights or preferred share rights, and (b) any “excess distribution” made by us to the U.S. Holder (generally, any distribution during a taxable year in which distributions to the U.S. Holder on the preferred shares or ADSs exceed 125% of the average annual distributions the U.S. Holder received on the ADSs or preferred shares during the preceding three taxable years or, if shorter, the U.S. Holder’s holding period for the ADSs or preferred shares).  Under those rules, (a) the gain or excess distribution would be allocated ratably over the U.S. Holder’s holding period (which, in the case of ADSs or preferred shares acquired upon the exercise of ADS rights or preferred share rights, may include the U.S. Holder’s holding period for such rights if we were classified as a PFIC during such period), (b) the amount allocated to the taxable year in which the gain or excess distribution is realized and to taxable years before the first day on which we became a PFIC would be taxable as ordinary income, (c) the amount allocated to each prior year in which we were a PFIC would be subject to United States federal income tax at the highest tax rate in effect for that year and (d) the interest charge generally applicable to underpayments of United States federal income tax would be imposed in respect of the tax attributable to each prior year in which we were a PFIC.

In general, if we are classified as a PFIC, the application of the rules described above may be avoided in some circumstances by a U.S. Holder that elects to be subject to a mark-to-market regime for stock in a PFIC (but the election likely is unavailable for stock rights).  A U.S. Holder may elect mark-to-market treatment for ADSs or preferred shares, provided the ADSs or preferred shares, for purposes of the rules, constitute “marketable stock” as defined in Treasury Regulations.  Generally, the ADSs will be “marketable stock” for this purpose if the ADSs are regularly traded on the NYSE, other than in de minimis quantities, on at least 15 days during each calendar quarter.  The preferred shares can be considered marketable stock only if so regularly traded on a “qualified exchange” that meets certain trading, listing, disclosure and other requirements.  Accordingly, no assurance can be provided that the ADSs or preferred shares will be considered marketable stock for purposes of the mark-to-market regime.

A U.S. Holder electing the mark-to-market regime generally would compute gain or loss at the end of each taxable year as if the ADSs or preferred shares had been sold at fair market value.  Any gain recognized by the U.S. Holder under mark-to-market treatment, or on an actual sale, would be characterized as ordinary income, and the U.S. Holder would be allowed an ordinary deduction for any decrease in the fair market value of the ADSs or preferred shares as of the end of any taxable year, and for any loss recognized on an actual sale, but only to the extent, in each case, of previously included mark-to-market income not offset by previously deducted decreases in fair market value.  Any loss on an actual sale of ADSs or preferred shares would be a capital loss to the extent in excess of previously included mark-to-market income not offset by previously deducted decreases in fair market value.  A U.S. Holder’s tax basis in ADSs or preferred shares would increase or decrease by gain or loss taken into account under the mark-to-market regime.  A mark-to-market election is generally irrevocable.

A U.S. Holder who owns ADSs or preferred shares (or ADSs rights or preferred share rights) during any taxable year in which we are classified as a PFIC must file IRS Form 8621.  As discussed above under “- Distributions on ADSs or Preferred Shares,” if we are classified as a PFIC, dividends on our ADSs would not be “qualified dividend income” eligible for preferential rates of Unites States federal income tax.

Backup withholding and information reporting

In general, dividends on preferred shares or ADSs, and payments of the proceeds of a sale, exchange or other disposition of preferred shares or ADSs, paid within the United States or through certain United States-related financial intermediaries to a U.S. Holder are subject to information reporting and may be subject to backup withholding at a current maximum rate of 28% (scheduled to increase to 31% on January 1, 2013) unless the holder (i) is a corporation or other exempt recipient or (ii) provides an accurate taxpayer identification number and certifies that it is a U.S. person and that no loss of exemption from backup withholding has occurred.

Backup withholding is not an additional tax.  You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your United States federal income tax liability by filing a refund claim with the IRS.  The amount of any backup withholding tax from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s United States federal income tax liability, provided that the required information is furnished to the IRS.

Material Brazilian Tax Considerations

The following discussion summarizes the material Brazilian tax consequences of the grant, exercise, lapse or sale of rights and ADS rights, and of the acquisition, ownership and disposition of preferred shares or ADSs by a holder that is not domiciled in Brazil for Brazilian tax purposes, which we refer to as a “non-Brazilian holder.”  This discussion does not address all the Brazilian tax considerations that may be applicable to any particular non‑Brazilian holder, and each non-Brazilian holder should consult its own tax advisor about the Brazilian tax consequences of investing in preferred shares or ADSs.  For further description of material Brazilian tax consequences related to our preferred shares and ADSs, see our Annual Report on Form 20-F for the year ended December 31, 2010, which is incorporated by reference herein.

Rights and ADS Rights

Grant of Rights and ADS Rights.   A pro rata distribution of rights to subscribe for preferred shares or ADSs to non-Brazilian holders is not considered a taxable event under Brazilian law.  Thus, the grant of rights or ADS rights to a non-Brazilian holder will not be subject to Brazilian tax.

Exercise of Rights and ADS Rights.   The exercise of rights and ADS rights will not be subject to Brazilian income tax.  The amount that a non-Brazilian holder pays upon exercise will be considered the acquisition cost of the newly issued shares.  The acquisition cost is the basis for calculation of the capital gain subject to tax, when applicable.  See “— Taxation of Gains.”

Lapse of Rights and ADS Rights.   The lapse of rights or ADS rights will not be considered a taxable event under Brazilian income tax law.  Therefore, if a non-Brazilian holder does not exercise its rights or ADS rights, there will be no Brazilian tax implications.

Taxation of Dividends.

Dividends, including dividends in kind, paid by us to the depository in respect of the preferred shares underlying the ADSs or to a non-Brazilian holder of preferred shares will not be subject to Brazilian withholding income tax, provided that such amounts are related to profits earned after January 1, 1996.

Taxation of Gains

Gains on Disposition of Rights,  ADS Rights,  Preferred Shares or ADSs Outside of Brazil.   According to the Law No. 10,833, dated December 29, 2003, capital gains realized on the disposition of assets located in Brazil by a non-Brazilian holder are subject to taxation in Brazil, regardless of whether the sale or the disposition is made by a non-Brazilian holder to another non-Brazilian resident or to a Brazilian resident.

With respect to the disposition of preferred shares, as they are assets located in Brazil, the non-Brazilian holder will be subject to income tax on the gains assessed, following the rules described below, regardless of whether the disposition is conducted in Brazil or with a Brazilian resident.

With respect to the Rights, ADS Rights and ADSs, arguably the gains realized by a non-Brazilian holder on the disposition of the Rights, ADS Rights and ADSs to another non-Brazilian resident are not taxed in Brazil, based on the argument that the Rights, ADS Rights and ADSs would not constitute assets located in Brazil for purposes of Law No. 10,833/03.  However, we cannot assure you how Brazilian courts would interpret the definition of assets located in Brazil in connection with the taxation of gains realized by a non-Brazilian holder on the disposition of ADSs to another non-Brazilian resident.  As a result, gains on a disposition of Rights, ADS Rights and ADSs by a non-Brazilian holder to Brazilian resident, or even to non-Brazilian holder in the event that courts determine that the Rights, ADS Rights and ADSs would constitute assets located in Brazil, may be subject to income tax in Brazil according to the rules described ahead.  It is important to clarify that, for purposes of Brazilian taxation, the income tax rules on gains related to disposition of preferred shares, Rights, ADS Rights and ADSs vary depending on the domicile of the non-Brazilian holder, the form by which such non-Brazilian holder has registered its investment with the Central Bank and/or how the disposition is carried out, as described below.

The deposit of preferred shares in exchange for ADSs may be subject to Brazilian tax on capital gains at the rate of 15%, or 25% in the case of investors domiciled in a Low or Nil Tax Jurisdiction, if the acquisition cost of the preferred shares is lower than (a) the average price per preferred share on a Brazilian stock exchange on which the greatest number of such shares were sold on the day of deposit or (b) if no preferred shares were sold on that day, the average price on the Brazilian stock exchange on which the greatest number of preferred shares were sold in the 15 trading sessions immediately preceding such deposit.  In such case, the difference between the acquisition cost and the average price of the preferred shares calculated as described above, will be considered to be a capital gain subject to taxation.  In some circumstances, there may be arguments to sustain that such taxation is not applicable in the case of a non-Brazilian holder that is a 2,689 Holder (as defined below) and is not resident in a Low or Nil Tax Jurisdiction.

The withdrawal of ADSs in exchange for preferred shares should not be considered as giving rise to a capital gain subject to Brazilian income tax, provided that on the receipt of the underlying preferred shares, the non-Brazilian holder complies with the regulatory rules observed in respect to the registration of the investment before the Central Bank.

Gains assessed on the disposition of the preferred shares carried out on the Brazilian stock exchange (which includes the transactions carried out on the organized over-the-counter market) are:

•         exempt from income tax, when assessed by a non-Brazilian holder that (1) has registered its investment in Brazil with the Central Bank under the rules of Resolution No. 2,689/00 (“2,689 Holder”) and (2) is not resident in a Low or Nil Tax Jurisdiction; or

•         subject to income tax at a rate of 15% in any other case, including the gains assessed by a non-Brazilian holder that is not a 2,689 Holder and/or is a resident in a Low or Nil Tax Jurisdiction.  In these cases, a withholding income tax of 0.005% shall be applicable and can be offset with the eventual income tax due on the capital gain.

Any other gains assessed on the disposition of the preferred shares that are not carried out on the Brazilian stock exchange are subject to income tax at a rate of 15%, except for a resident of a Low or Nil Tax Jurisdiction, or yet where local regulations impose restrictions on disclosure of share ownership and identity of beneficiary holders which, in this case, is subject to income tax at a rate of 25%.

In the case of a redemption of preferred shares or ADSs or a capital reduction by a Brazilian corporation, the positive difference between the amount received by the non-Brazilian holder and the acquisition cost of the preferred shares or ADSs redeemed is treated as capital gain derived from the sale or exchange of shares not carried out on a Brazilian stock exchange market and is therefore subject to income tax at the rate of 15%, or 25%, as the case may be.

As a general rule, the gains realized as a result of a disposition transaction of preferred shares, Rights, ADS Rights or ADSs are determined by is the difference between the amount realized on the sale or exchange of the shares and their acquisition cost.

There can be no assurance that the current preferential treatment for non-Brazilian holder of the Rights, ADS Rights and ADSs and 2,689 Holder of preferred shares will continue or will not be changed in the future.

Any exercise of preemptive rights relating to the preferred shares, Rights, ADS Rights or ADSs will not be subject to Brazilian income tax.  Any gain on the sale or assignment of preemptive rights relating to preferred shares, Rights, ADS Rights or ADSs by a non-Brazilian holder will be subject to Brazilian income taxation according to the same rules applicable to the sale or disposition of preferred shares.

Distributions of Interest on Shareholders’ Equity

 In accordance with Law No. 9,249, dated December 26, 1995, as amended, Brazilian corporations may make payments to shareholders characterized as distributions of interest on the company’s shareholders’ equity as an alternative to making individual distributions.  Such interest is calculated by reference to the TJLP as determined by the Central Bank from time to time and cannot exceed the greater of:

•         50% of net income (after social contribution on profits and before taking such distribution and the provision for corporate income tax into account) for the period in respect of which the payment is made; or

•         50% of the sum of retained profits and profits reserves, as of the date of the beginning of the period in respect of which the payment is made.

Distributions of interest on shareholders’ equity in respect of the preferred shares paid to shareholders who are either Brazilian residents or non-Brazilian holders, including non-Brazilian holders of Rights, ADS Rights and ADSs, are subject to Brazilian income withholding income tax at the rate of 15%, or 25% in case of a resident of a Low or Nil Tax Jurisdiction or where applicable local laws impose restrictions on the disclosure of the shareholding composition or the ownership of investments or the ultimate beneficiary of the income derived from transactions carried out and attributable to a non-Brazilian holder.  The distribution of interest on shareholders’ equity may be determined by our board of directors.  We cannot assure you that our board of directors will not determine that future distributions of profits may be made by means of interest on shareholders’ equity instead of by means of dividends.

The amounts paid as distribution of interest on shareholders’ equity are deductible for corporation income tax and social contribution on profit, both of which are taxes levied on our profits, as far as the limits and rules described above are observed by us.

Low or Nil Taxation Jurisdictions.

Law No. 9,779, dated as of January 01, 1999 states that, except for limited prescribed circumstances, income derived from transactions by a person resident or domiciled in a Low or Nil Tax Jurisdiction will be subject to withholding income tax at the rate of 25%. A Low or Nil Tax Jurisdiction is generally considered to be a country or other jurisdiction which does not impose any income tax or which imposes such tax at a maximum rate lower than 20%. Under certain circumstances, non-transparency rules are also taken into account for determining whether a country or other jurisdiction is a Low or Nil Tax Jurisdiction. In addition, on June 24, 2008, Law No. 11,727 introduced the concept of “privileged tax regime”, considered as such the tax regime that (i) does not tax income or taxes it at a maximum rate lower than 20%; (ii) grants tax benefits to non-resident entities or individuals (a) without the requirement to carry out a substantial economic activity in the country or dependency or (b) contingent to the non-exercise of a substantial economic activity in the country or dependency; or (iii) does not tax or that taxes the income generated abroad at a maximum rate lower than 20%; or (iv) does not provide access to information related to shareholding composition, ownership of assets and rights or economic transactions carried out.  We consider that the best interpretation of Law No. 11,727/08 that the new concept of “privileged tax regime” would be applicable solely for purposes of transfer pricing and thin capitalization rules.  However, due to the recent enactment of this Law, we are unable to ascertain whether or not the privileged tax regime concept will be extended to the concept of Low or Nil Taxation Jurisdiction although the Brazilian tax authorities appear to agree with our position, in view of the provisions of the recently introduced Normative Ruling No. 1,037, dated as of June 4, 2010, which presents two different lists (Low or Nil Tax Jurisdictions – taking into account the non-transparency rules – and privileged tax regimes).

Notwithstanding the above, we recommend that you consult your own tax advisors regarding the consequences of the implementation of Law No. 11,727, Normative Ruling No. 1,037 and of any related Brazilian tax law or regulation concerning Low or Nil Tax Jurisdictions or  “privileged tax regimes.”

Other Brazilian Taxes

No Brazilian federal inheritance, gift or succession taxes apply to the ownership, sale or disposition of Rights, ADS rights, preferred shares or ADSs by a non-Brazilian holder.  Gift and inheritance taxes, however, may be levied by some states in Brazil on gifts made or inheritances bestowed by individuals or entities not resident or domiciled in Brazil or in the relevant state to individuals or entities that are resident or domiciled within such state in Brazil.  No Brazilian stamp, issue, registration, or similar taxes or duties will be payable by holders of rights, ADS rights, preferred shares or ADSs.

Tax on foreign exchange transactions

Pursuant to Decree No. 6,306/07, the conversion into foreign currency or the conversion into Brazilian currency of the proceeds received or remitted by a Brazilian entity from a foreign investment in the Brazilian securities market, including those in connection with the investment by a non-Brazilian holder in the preferred shares, Rights, ADS rights and ADSs may be subject to the Tax on Foreign Exchange Transactions, or IOF/Exchange.  Currently applicable rate for most foreign currency exchange transactions is 0.38%. Effective as of December 1, 2011, currency exchange transactions carried out for the inflow of funds in Brazil for investment made by a foreign investor (including a non-Brazilian holder, as applicable) are subject to IOF/Exchange at (i) 0% rate in case of variable income transactions carried out on the Brazilian stock, futures and commodities exchanges, as well as in the acquisitions of shares of Brazilian publicly-held companies in public offerings or subscription of shares related to capital contributions, provided that the issuer company has registered its shares for trading in the stock exchange (ii) 0% for the outflow of resources from Brazil related to these type of investments, including payments of dividends and interest on shareholders’ equity and the repatriation of funds invested in the Brazilian market. Furthermore, the IOF/Exchange is currently levied at a 0% rate on the withdrawal of ADSs into shares. In any case, the Brazilian Government is permitted to increase at any time the rate to a maximum of 25%, but only in relation to future transactions.

Tax on Bonds and Securities Transactions

Pursuant to Decree 6,306/07, the Tax on Bonds and Securities Transactions (“IOF/Bonds”) may be imposed on any transactions involving bonds and securities even if the transactions are performed on a Brazilian stock exchange.  The rate of IOF/Bonds applicable to transactions involving preferred or common shares is currently zero. However, the IOF/Bonds levies at a rate of 1.5% on the transfer of shares traded in the Brazilian stock exchange with the purpose of the issuance of depositary receipts to be traded outside Brazil. The Brazilian government may increase such rate up to 1.5% per day, but only with respect to future transactions.

Principal Shareholders

The following table sets forth information relating to the beneficial ownership of our common shares and preferred shares as of the date of this prospectus by each person known by us to beneficially own 5% or more of our common shares or preferred shares and all our directors and officers as a group.

Each shareholder’s percentage ownership in the following table is based on the 137,032,734 common shares and 133,357,270 preferred shares outstanding as of the date of this prospectus.

	Common Shares		Preferred Shares		Total Shares
	Shares	(%)	Shares	(%)	Shares	(%)
Fundo de Investimento em Participações Volluto (1)	137,032,718	100.0%	29,612,824	22.2%	166,645,542	61.6%
Executive officers and directors	16	0.0%	2,006,142	1.5%	2,006,158	0.7%
Stock Held in Treasury	–	–	454,425	0.3%	454,425	0.2%
Delta Air Lines Inc	–	–	8,300,455	6.2%	8,300,455	3.1%
Fidelity Investments	–	–	7,033,500	5.3%	7,033,500	2.6%
Wellington Management Company	–	–	6,722,298	5.1%	6,722,298	2.5%
Free Float	–	–	79,227,626	59.4%	79,227,626	29.3%
Total	137,032,734	100.0%	133,357,270	100.0%	270,390,004	100.0%

_________________

(1) Fundo de Investimento em Participações Volluto (formerly named Fundo de Investimento em Participações Asas) is controlled equally by Constantino de Oliveira Junior, Henrique Constantino, Joaquim Constantino Neto and Ricardo Constantino.

Expenses of the Offering

We estimate that our expenses in connection with this offering of notes will be as follows:

Expenses	Amount (in US$)
Securities and Exchange Commission registration fee(1)	7,000
NYSE listing fee(1)	25,000
Printing and engraving expenses	25,000
Legal fees and expenses	100,000
Accountant fees and expenses	240,000
Miscellaneous costs	50,000
Total	US$447,000

_________________

(1) Assuming the full exercise of all preemptive rights granted in this rights offering.

All amounts in the table are estimated and actual amounts may vary.

Validity of Securities

The validity of the preferred shares offered and sold in this rights offering and other matters governed by Brazilian law will be passed upon for us by Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, São Paulo, Brazil.

Experts

Our consolidated financial statements for the years ended December 31, 2010 and 2009 incorporated in this prospectus by reference from our Annual Report on Form 20-F for the year ended December 31, 2010, as amended, and the effectiveness of Gol Linhas Aéreas Inteligentes S.A. internal control over financial reporting have been audited by Deloitte Touche Tohmatsu Auditores Independentes, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Our consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Ernst & Young Terco Auditores Independentes S.S., independent registered public accounting firm, has audited our consolidated statements of operations, comprehensive loss, changes in shareholders’ equity and cash flows for the year ended December 31, 2008, incorporated in this prospectus by reference from our Annual Report on Form 20-F for the year ended December 31, 2010, as amended, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated statements of operations, comprehensive loss, changes in shareholders’ equity and cash flows audited by Ernst & Young Auditores Independentes S.S have been included in reliance on their report given on their authority as experts in accounting and auditing.

Enforcement of Judgments Against Foreign Persons

We are incorporated under the laws of Brazil.  Substantially all of our assets are located outside the United States.  The majority of our directors and all our officers and certain advisors named herein reside in Brazil, and all or a significant portion of the assets of such persons may be located outside the United States.  As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or us in United States courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

We have been advised by our Brazilian counsel, Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, that judgments of United States courts for civil liabilities based upon the federal securities laws of the United States may be, subject to the requirements described below, enforced in Brazil.  A judgment against us, or the persons described above obtained outside Brazil would be enforceable in Brazil without reconsideration of the merits, upon confirmation of that judgment by the Brazilian Superior Court of Justice.  That confirmation, generally, will occur if the foreign judgment:

•         fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted,

•         is issued by a competent court after proper service of process is made in accordance with Brazilian law, or after sufficient evidence of the parties’ absence has been given,

•         is not subject to appeal,

•         is for the payment of a sum certain,

•         is authenticated by a Brazilian consular office in the country where the foreign judgment is issued and is accompanied by a sworn translation into Portuguese, and

•         is not contrary to Brazilian national sovereignty, public policy or public morality.

We cannot assure you that the confirmation process described above will be conducted in a timely manner.

We have been further advised by our Brazilian counsel that:

•         original actions based on the federal securities laws of the United States may be brought in Brazilian courts and that, subject to applicable law, Brazilian courts may enforce liabilities in such actions against us, our directors, our executive officers and the advisors named in this prospectus; and

•         the ability of a judgment creditor or the other persons named above to satisfy a judgment by attaching certain assets of ours is limited by provisions of Brazilian law.

A plaintiff (whether Brazilian or non-Brazilian) residing outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that could secure such payment.  The bond must have a value sufficient to satisfy the payment of court fees and defendant’s attorney fees, as determined by the Brazilian judge.  This requirement does not apply to the enforcement of foreign judgments which have been duly confirmed by the Brazilian Superior Court of Justice.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8.  Indemnification of Directors and Officers

Neither the laws of Brazil nor the Registrant’s by-laws or other constitutive documents provide for indemnification of directors or officers.  The Registrant does not maintain liability insurance and has not entered into indemnity agreements which would insure or indemnify its directors or officers in any manner against liability which he or she may incur in his or her capacity as such.

Item 9.  Exhibits

(a)  The following documents are filed as part of this Registration Statement:

3.l(1)	By-laws of the Registrant (English translation).
4.1(2)	Form of Deposit Agreement among the Registrant, Citibank, N.A., as depositary, and the Holders from time to time of American
Depositary Shares issued thereunder, including the form of American Depositary Receipts.
4.2	Form of Rights Agency Agreement between the Registrant and Citibank, N.A., as rights agent
5.1	Form of Opinion of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Brazilian legal counsel of the Registrant, regarding the preferred shares of the Registrant.
8.1	Form of Opinion of Mattos Filho, Veiga, Filho, Marrey Jr. e Quiroga-Advogados, as to tax matters.
23.1	Consent of Deloitte Touche Tohmatsu Auditores Independentes.
23.2	Consent of Ernst & Young Auditores Independentes S.S.
23.3	Consent of Apsis Consultoria Empresarial Ltda.
23.4	Consent of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Brazilian legal counsel of the
Registrant (included in Exhibit 5.1).
24.1	Powers of Attorney (included on signature page to the Registration Statement).

_________________________________

(1)   Previously filed with the SEC as an exhibit to and incorporated herein by reference from our Annual Report on Form 20-F, as amended, filed August 7, 2011.

(2)   Previously filed with the SEC as an exhibit to and incorporated herein by reference from our Registration Statement on Form F-6, filed August 2, 2011.

(b)   Financial Statement Schedules

None.

Item 10.  Undertakings

The undersigned registrant hereby undertakes:

(1)   for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(2)   that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(3)   that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)   that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, São Paulo, Brazil, on December 29, 2011.

GOL LINHAS AÉREAS INTELIGENTES S.A.

By:  /s/ Constantino de Oliveira Junior

Name:    Constantino de Oliveira Junior
Title:       President, Chief Executive Officer

By:  /s/ Leonardo Porciúncula Gomes Pereira

Name:    Leonardo Porciúncula Gomes Pereira

Title:       Executive Vice President-Finance, Chief Financial and Investor Relations Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Constantino de Oliveira Júnior, Henrique Constantino, Joaquim Constantino Neto, Ricardo Constantino, Antonio Kandir, and Leonardo Porciúncula Gomes Pereira, and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of the undersigned, this Registration Statement and any and all amendments (including post-effective amendments, exhibits thereto, and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys‑in‑fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on December 29, 2011 in the capacities indicated:

Name	Title
/s/ Constantino de Oliveira Junior	President, Chief Executive Officer and Director
Constantino de Oliveira Junior
/s/ Henrique Constantino	Director
Henrique Constantino
/s/ Joaquim Constantino Neto	Director
Joaquim Constantino Neto

Name	Title
/s/ Ricardo Constantino	Director
Ricardo Constantino
/s/ Antonio Kandir	Director
Antonio Kandir
/s/ Leonardo Porciúncula Gomes Pereira	Executive Vice President, Chief Financial, Accounting and Investor Relations Officer
Leonardo Porciúncula Gomes Pereira
Puglisi & Associates	Authorized Representative in the United States
/s/ Donald J. Puglisi
By: Donald J. Puglisi
Authorized Signatory

II-4

EXHIBIT INDEX

4.2          Form of Rights Agency Agreement between the Registrant and Citibank, N.A., as rights agent

5.1          Form of Opinion of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Brazilian legal counsel of the Registrant, regarding the preferred shares of the Registrant.

8.1          Form of Opinion of Mattos Filho, Veiga, Filho, Marrey Jr. e Quiroga-Advogados, as to tax matters.

23.1        Consent of Deloitte Touche Tohmatsu Auditores Independentes.

23.2        Consent of Ernst & Young Auditores Independentes S.S.

23.3        Consent of Apsis Consultoria Empresarial Ltda.